                     MANUFACTURING AGREEMENT
                     -----------------------

     This MANUFACTURING AGREEMENT is entered into as of August 31, 1995 by and between JONES MEDICAL INDUSTRIES, INC. ("JMED"), a corporation organized and existing under the laws of the State of Delaware with offices at 1945 Craig Road, St. Louis, Missouri 63146, and ELI LILLY AND COMPANY ("Lilly"), a corporation organized and existing under the laws of the State of Indiana, with offices at Lilly Corporate Center, Indianapolis, Indiana 46285.

                      W I T N E S S E T H:

     WHEREAS, pursuant to a Licensing Agreement dated the date hereof, JMED is licensing from Lilly certain rights and assets utilized in the marketing and selling of certain pharmaceutical products; and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, JMED wishes to have Lilly manufacture for JMED certain pharmaceutical products; and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, Lilly wishes to manufacture such pharmaceutical products for JMED;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.  For purposes of this Agreement, the
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following terms shall have the meanings set forth below:

     "Affiliates" shall mean, with respect to any Person, any
     ------------
Persons directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes hereof, the term "controlled" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

     "Applicable Laws" shall mean all applicable federal, state and
     -----------------
local laws, ordinances, rules and regulations, of any kind whatsoever, including without limitation, the Federal Food, Drug and Cosmetic Act.

     "Damages" shall mean any and all costs, losses, claims,
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liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

     "Encumbrances" shall mean any and all claims, liens, licenses,
      ------------
charges, restrictions and other encumbrances, of any kind whatsoever.

     "FDA" shall mean the United States Food and Drug
      ---
Administration.

     "Good Manufacturing Practices" or "GMP" shall mean current
     ------------------------------
Good Manufacturing Practices as defined in 21 CFR Section 210 et seq.
as amended.

     "Licensing Agreement" shall mean the Licensing Agreement,
     ---------------------
dated as of the date of this Agreement, between Lilly and JMED, which provides for the licensing of certain rights by Lilly to JMED in connection with the Product for the period specified therein.

     "NDA" shall mean the New Drug Application Number 11-559 for
     -----
the Product filed by Lilly with the FDA and all subsequent submissions thereto.

     "Person" shall mean a natural person, a corporation, a
     --------
partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

     "Product" shall mean the product listed in Attachment 1 of the
     ---------
Requirements Document.

     "Purchase Order" shall mean a purchase order from JMED to
     ----------------
Lilly for the Product in accordance with the provisions of the Requirements Document.

     "Requirements Document" shall mean the Manufacturing
     -----------------------
Requirements Document attached hereto as APPENDIX A, as amended
                                         -----------
from time to time, setting forth various manufacturing and operational terms and procedures for implementing this Agreement.

     "Specifications" shall mean the specifications for
     ----------------
manufacturing and testing the Product as set forth in the approved NDA and any supplements and amendments thereto.

     "Technology" shall mean all of Lilly's technology, know-how,
     ------------
methods of operation, manufacturing systems details, processes, information, production details, recipes, formulations, files, records, specifications, data and other information necessary to, or that assist in, the manufacture of Product.

     "United States" shall mean the fifty (50) states and the
     ---------------
District of Columbia comprising the United States of America.

SECTION 2.  Obligations of JMED.
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     2.1  Purchase of Inventory.  JMED shall purchase Lilly's
          ---------------------
inventory of Product existing as of the date of this Agreement at the prices set forth in the Requirements Document. SCHEDULE 2.1
                                                    ------------
hereto sets forth a listing of all such inventory of Product and the dating thereof.

     2.2  Purchases of Product.  Provided that Lilly performs its
          --------------------
obligations hereunder and supplies all Product ordered by JMED, JMED shall purchase from Lilly all of JMED's requirements for the Product at the prices set forth in the Requirements Document.

     2.3  Medicaid and Other Rebates.  JMED's NDC labeler code(s)
          --------------------------
shall appear on the Product as soon as reasonably practicable, and JMED shall be responsible for and shall timely pay all Medicaid and other federal, state or local governmentally-mandated rebates or discounts, if any, to the extent set forth in the Transition Plan.

     2.4  Transition Plan.  JMED shall perform its obligations set
          ---------------
forth in the Transition Plan attached hereto as APPENDIX B.
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SECTION 3.  Obligations of Lilly.
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     3.1  Manufacturing; Requirements; Delivery.  For and during
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the term of this Agreement, Lilly shall manufacture, package, label, test, prepare for shipment and ship Product to JMED at and from Lilly's facilities, at the times and in the quantities set forth by JMED in the Purchase Orders and as provided for in the Requirements Document. All Products shall be manufactured by Lilly in accordance with the NDA, Good Manufacturing Practices, and all Applicable Laws. Each shipment of Product shall include a certificate of analysis in a format substantially similar to APPENDIX C attached hereto, ("Analysis Certificate") confirming
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that the Product therein meets the Specifications.

     3.2  Quality Control and Assurance.  (a)  Lilly shall
          -----------------------------
manufacture the Product in compliance with the NDA and in accordance with all Applicable Laws including, where required, Good Manufacturing Practices and the related provisions of the Federal Food, Drug and Cosmetic Act. Lilly shall perform quality control and quality assurance testing on Product to be delivered to JMED hereunder in accordance with the Specifications and the Requirements Document.

          (b) Personnel from JMED shall, upon reasonable advance notice to Lilly, have access during normal business hours to Lilly's premises where the Product is being manufactured, tested, inspected, packaged and/or stored in order to observe and inspect the manufacturing, quality control and testing processes for, and the records of all production and quality assurance data related to, the Product.

     3.3  Records and Accounting by Lilly.  Lilly shall, with
          -------------------------------
respect to any particular lot of the Product produced by it hereunder, for a period of three (3) years after the expiry of the expiration dating of any such lot (or such longer period as may be required by law), keep accurate records of the manufacture and testing of the Product produced by it hereunder, including, without limitation, all such records which are required under Applicable Laws. Access to such records shall be made available by Lilly to JMED upon JMED's request.

     3.4  Transition Plan.  Lilly shall perform its obligations set
          ---------------
forth in the Transition Plan attached hereto as APPENDIX B.
                                                ----------

SECTION 4.  Purchase Orders.
---------   ---------------

     4.1 JMED shall provide Lilly with Purchase Orders in accordance with the Requirements Document. Each Purchase Order shall be governed by the terms of this Agreement and none of the terms or conditions of JMED's Purchase Orders, Lilly's acknowledgment forms or any other forms shall be applicable, except those specifying quantity ordered, delivery locations and delivery schedule and invoice information. Each Purchase Order shall constitute a binding obligation upon JMED to accept and pay for the quantities of Product ordered therein if, and to the extent that, such Product meets the Specifications and otherwise complies with the provisions of this Agreement. Subject to the provisions of Section 10.14 hereof and Section 4.0 of the Requirements Document, Lilly shall supply to JMED all quantities of Product ordered by JMED pursuant to the Purchase Orders.

SECTION 5.  Payment, Labeling and Testing Product.
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     5.1  Terms of Payment.  JMED agrees to pay for all invoices
          ----------------
within thirty (30) days after the later of (i) the date of receipt of the applicable invoice, and (ii) the date of delivery of the Product, at the prices computed in accordance with the Requirements Document. All payments to Lilly shall be made by check or bank draft to the following address and shall indicate to which invoice(s) payment applies:

                    Eli Lilly and Company
                    P.O. Box 951021
                    Dallas, TX 75395-1021


     5.2  Labeling and Packing.  The Product shall be labeled,
          --------------------
prepared and packed by Lilly for shipment in full compliance with the approved NDA, all Applicable Laws, and in accordance with the Requirements Document. To the extent permitted by the NDA and all Applicable Laws, JMED's name shall be shown (in a format reasonably acceptable to JMED) on the label as the distributor of the Product.

     5.3  Lot Numbering.  Lot numbers shall be affixed by Lilly on
          -------------
the containers for the Product and on each shipping carton in accordance with Applicable Laws and Lilly's customary practice and in accordance with the Requirements Document.

     5.4  Testing and Rejection of Delivered Product.  (a)  JMED
          ------------------------------------------
shall be entitled, at its cost and expense, to test or inspect any and all Product delivered to it hereunder in order to determine whether such Product complies with the Specifications and the Analysis Certificate; however, JMED shall have no obligation to test or inspect any such Product supplied by Lilly and may rely on the Analysis Certificate provided with each shipment of Product.
In the event JMED tests or inspects any Product delivered to it and such Product fails to conform to the Specifications or the Analysis Certificate, then JMED shall have the right to reject any such Product, or the entire lot of any such Product, by giving written notice thereof to Lilly. Lilly shall use reasonable efforts to replace the rejected Product within the shortest possible time with Product which meets the Specifications and Lilly shall deliver such replacement Product, at its sole cost and expense, to JMED. If so requested by JMED, rather than replacing the non-complying Product, Lilly shall credit the account of JMED for all such rejected Product. In addition, Lilly shall, at its sole cost and expense, arrange for all such noncomplying Product to be picked up promptly and destroyed in accordance with all Applicable Laws. JMED shall have no responsibility to Lilly for the purchase prices of noncomplying Product but shall pay Lilly the purchase price for the replacement Product within thirty (30) days of delivery thereof.

          (b) Notwithstanding subsection (a) above, if JMED and Lilly disagree on whether any Product complies with the Specifications or on the methods for or results of testing of any Product, an independent laboratory which is acceptable to both parties shall be asked to test the Product in dispute ("Disputed Product"). To the extent such laboratory finds that the Disputed Product meets the Specifications, JMED shall pay the fees of such laboratory related to such testing and shall promptly pay for the Disputed Product. To the extent that such laboratory finds that the Disputed Product fails to meet the Specifications, Lilly shall pay the fees of such laboratory related to such testing and shall either (i) replace or rework the Disputed Product in accordance with the preceding subsection (a), or (ii) credit JMED's account, whichever JMED shall so select.

          (c) In the event JMED does not test or inspect Product delivered to it and said Product (the "Suspect Product") is subsequently the subject of a claim for Damages, then in order to determine whether the Suspect Product complies with the Specifications, Lilly shall test Lilly's "House Sample" taken at the time the Suspect Product was manufactured in order to determine whether said Suspect Product complies with the Specifications. If Lilly determines that the "House Sample" does not comply with Specifications, then Lilly shall be responsible for the claim for Damages with respect to the Suspect Product, and in the event that Lilly determines that the "House Sample" complies with the Specifications, then JMED shall be responsible for the claim for Damages. The accuracy of all lab tests shall be certified by an officer of Lilly and Lilly shall provide JMED with a copy of all laboratory results and reports. Lilly shall also furnish JMED with a sample of the House Sample on request.

SECTION 6.  Representations, Warranties and Covenants of the Parties.
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     6.1  Product Specifications and Delivery; Authorization.
          --------------------------------------------------
(a)  Lilly hereby represents, warrants and covenants to JMED that
(i) all of the existing inventory purchased by JMED pursuant to
Section 2.1, and all future JMED purchases of Product shall, at the date shipped to JMED, (A) fully conform to the Specifications, (B) have been or shall be manufactured in compliance with the NDA and all Applicable Laws, (C) be not less than the potency specified in the Analysis Certificate nor adulterated or misbranded within the meaning of any Applicable Law, and (D) comply with all other Applicable Laws, (ii) the procedures followed by Lilly pursuant to the Requirements Document comply with all Applicable Laws, (iii) upon delivery of any Product pursuant hereto, including Lilly's inventory of Product contemplated in Section 2.1 hereof, good title to such Product shall be conveyed to JMED, free and clear of any and all interest, lien or Encumbrances, and (iv) unless otherwise mutually agreed upon by the parties, any and all Product delivered to JMED shall have a shelf life of at least eighteen (18) months from the date of delivery (except the initial inventory identified in Section 2.1 hereof which may be less).

          (b) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1(a) ABOVE OR AS OTHERWISE PROVIDED IN THE LICENSING AGREEMENT, LILLY MAKES NO REPRESENTATION OR WARRANTY AS TO ANY PRODUCT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

          (c) Lilly hereby covenants that it shall use reasonable efforts to assure that all of the shipments of Product ordered by JMED pursuant to a Purchase Order are shipped timely in accordance with the directions contained in such Purchase Order.

     6.2  Indemnification.  Indemnification under this Agreement
          ---------------
shall be as provided under and pursuant to and in accordance with the provisions of Section 8 of the Licensing Agreement, which said provisions are by this reference incorporated in and made a part of this Agreement, and all of which shall survive any termination or expiration of the Licensing Agreement.

     6.3  Not Debarred.  JMED and Lilly each hereby represent and
          ------------
warrant to the other that it is not debarred and has not and will not knowingly use in any capacity the services of any person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, JMED or Lilly, as the case may be, shall immediately notify the other of such fact.

     6.4  Manufacturing Restrictions.  Subject to the provisions of
          --------------------------
Section 8 of this Agreement, Lilly hereby covenants and agrees that it will not manufacture Products for resale in the United States by any Person other than JMED.

SECTION 7.  Term of Agreement, Renewal, Termination.
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     7.1  Term of Agreement.  Unless sooner terminated in
          -----------------
accordance with this Section 7, this Agreement shall continue in effect for an initial term which will expire on the date that is ten (10) years from the date of this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of ten
(10) years each, unless and until terminated as hereinafter set forth.

     7.2  Termination by Lilly - Transfer of Manufacturing. (a)
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Subject to the provisions of this Section 7.2 and Section 7.5, this Agreement may be terminated by Lilly at any time after the first five (5) years of the initial ten (10) year term of this Agreement without cause upon the occurrence of all of the following: (i) the giving of at least five (5) years written notice to JMED at any time subsequent to the end of the first five (5) years of the initial ten (10) year term of this Agreement ("Lilly Notice
Period"), (ii) Lilly using reasonable efforts, consistent with the availability of governmental quotas, if any, to manufacture for and sell to JMED that quantity of the Product reasonably requested by JMED prior to the end of the Lilly Notice Period to meet anticipated demand therefor in the first year after the Lilly
Notice Period (the "Additional Product"), and (iii) Lilly using reasonable efforts to assist JMED in obtaining any and all rights, licenses, approvals and consents as may be necessary, as reasonably determined by JMED, in order to enable JMED to manufacture, or have manufactured for it, the Product in the United States. The effective date of the termination of this Agreement shall be the later of the last day of the Lilly Notice Period or the day on which Lilly delivers the Additional Product. In the event of such termination under this Section 7.2, Lilly shall provide such reasonable assistance to JMED as may be reasonably necessary to (x) effect the transfer of manufacturing responsibilities from Lilly to JMED or a third party manufacturer designated by JMED, and JMED shall reimburse Lilly for all of Lilly's reasonable costs in connection therewith, and (y) enable JMED to obtain a reasonable supply of active raw material necessary for the manufacture of the Product. The termination by Lilly of this Agreement as set forth in this Section 7.2(a) shall not in any way limit or terminate JMED's non-exclusive right and license to use the Technology in perpetuity as set forth in Section 2.8 of the Licensing Agreement.

          (b) Incident to the licensing by Lilly of the Technology as set forth in Section 2.8 of the Licensing Agreement, Lilly covenants and agrees that the following shall be true and correct at the effective date of the termination of this Agreement: the Technology licensed to JMED pursuant to Section 2.8 of the Licensing Agreement, shall be all of the technology, know how and other information reasonably necessary to manufacture the Product in compliance with the Specifications, the NDA and all Applicable Laws.

     7.3  Termination for Insolvency.  If either JMED or Lilly (i)
          --------------------------
makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other party may by written notice terminate this Agreement with immediate effect.

     7.4  Termination for Default.  (a)  Subject to mediation as
          -----------------------
provided in Section 7.7 below, JMED and Lilly shall each have the right to terminate this Agreement for default upon the other's failure to comply in any material respect with the terms and conditions of this Agreement. Prior to any such termination for default, the party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 7.4, which notice shall set forth the default(s) which form the basis for such termination. If the defaulting party fails to correct such default(s) within thirty (30) days after receipt of the notification with respect to monetary defaults, and ninety (90) days after the receipt of notification with respect to nonmonetary defaults, or if the nonmonetary defaults cannot be corrected or remedied within ninety
(90) days, then if the defaulting party has not commenced curing said default(s) within said ninety (90) days and be diligently pursuing completion of same, then such party immediately may terminate this Agreement. In addition, any default by a party under the Licensing Agreement shall be deemed to be a default by such party hereunder.

          (b) This Section 7.4 shall not be exclusive and shall not be in lieu of any other remedies available to a party hereto for any default hereunder on the part of the other party.

     7.5  Continuing Obligations.  Termination of this Agreement
          ----------------------
for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and except as otherwise provided herein, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under subsections 2.3, 2.4, 3.3, 3.4, 5.1, 5.4, 6.1, 6.2, 7.5, 7.6 7.7, 8.1 (in accordance with the terms of 8.3(d)),
8.2 (unless terminated by Lilly pursuant to Sections 7.3 or 7.4 hereof), 8.3 (in accordance with the terms of 8.3(d)), 9, 10.1, 10.2, 10.3 and 10.15 hereof, and such obligations shall survive any such termination.

     7.6  Returned Materials.  On the termination of this
          ------------------
Agreement, Lilly and JMED each shall return to the other all information which it possesses or controls that belongs to the other, except that each may retain a copy for record keeping purposes.

     7.7  Mediation.  (a)  Notwithstanding anything in this
          ---------
Agreement to the contrary, in the event that any dispute or alleged default arises with respect to this Agreement, then prior to any termination of this Agreement, the institution of litigation between the parties, or Lilly ceasing to manufacture and supply Product to JMED, the parties shall mediate such dispute pursuant to the provisions of paragraph (b) of this
Section 7.7. Pending the outcome of any such mediation, the provisions of this Agreement shall continue in full force and affect and the parties shall continue to perform their obligations hereunder.

     (b)  (i)     A dispute shall be submitted to mediation by
                  written notice to the other party. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator will be designated by the American Arbitration
                  Association ("AAA") or JAMS/Endispute at the request of a party. Any mediator so designated must be acceptable to both parties.

          (ii) The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

          (iii) The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute.
                  No recording or transcript shall be made of the mediation proceedings.

          (iv) Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

SECTION 8.  Restrictive Covenants.
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     8.1  Non-Compete.  For and during the ten (10) year period
          -----------
following the date of this Agreement (the "Restricted Period"), neither Lilly nor any of its Affiliates shall directly or indirectly, within the United States, whether as a shareholder, agent, partner, proprietor, joint venturer, consultant or otherwise, of any business or entity, take part, participate or become interested in, in any manner whatsoever, a business or organization which directly or indirectly manufactures, distributes or sells in the United States, injectable methohexital products in competition with the Product; provided, however, that nothing set forth herein shall prevent Lilly from (i) manufacturing Product for sale to JMED, or (ii) manufacturing methohexital products for sale outside of the United States, or (iii) acquiring a company which at the time of acquisition, manufactures, markets or sells methohexital products; and provided further that, the foregoing to the contrary notwithstanding, JMED acknowledges and agrees that the following activities, events and conditions shall not be a breach or violation of the Restrictive Covenants (hereafter defined) and JMED shall not be entitled to injunctive or any other relief at law or in equity or any other rights or remedies (including, but not limited to, those set forth in Section 8.3) in connection with:
Lilly or any of its Affiliates engaging in any merger, acquisition, joint venture, partnership, alliance, license, research and/or development collaboration, or combination, arrangement or relationship of any nature whatsoever (each, a "Relationship") in which the other party or parties involved in such Relationships (each, a "Significant Other") at that time already conducts or engages in, directly or indirectly, anywhere in the United States, whether as a shareholder, agent, partner, proprietor, joint venturer, consultant or otherwise, the manufacturing, marketing, distributing or selling of injectable methohexital products ("Methohexital Business"), provided that the Methohexital Business
                           --------
(i) does not constitute a material part of the overall business of the Significant Other prior to the Relationship, and (ii) will not constitute a material part of the overall business of either such Relationship or Lilly, as the case may be, following consummation of the Relationship. Further, no provision herein contained shall prevent or limit in any fashion the right and ability of Lilly or any of its Affiliates to conduct or engage in the pharmaceutical benefits management business, integrated disease management business, pharmaceutical mail order business and any similar or related businesses. Notwithstanding the foregoing, nothing set forth herein shall (i) impact or effect the exclusivity of the license granted to JMED in the Licensing Agreement, nor (ii) permit Lilly to manufacture or develop a generic methohexital product for sale in the United States. Furthermore, and notwithstanding anything herein to the contrary, Lilly covenants and agrees that for such period of time as Lilly is required to manufacture Product for JMED pursuant to the provisions of this Agreement, neither Lilly nor any of its Affiliates shall, directly or indirectly, manufacture or develop a generic methohexital product for sale in the United States.

     8.2  Confidentiality.  JMED shall treat as confidential the
          ---------------
Technology and all other information of Lilly of which JMED becomes aware (whether in writing or orally or by sensory detection) in connection with this Agreement (collectively, "Lilly Proprietary Information"). JMED shall neither disclose Lilly Proprietary Information to any third party nor use Lilly Proprietary Information for any purpose other than as set forth in this Agreement. Lilly shall treat as confidential all information of JMED of which Lilly becomes aware (whether in writing or orally or by sensory detection) in connection with this Agreement (collectively "JMED Proprietary Information"). Lilly shall neither disclose JMED Proprietary Information to any third party nor use JMED Proprietary Information for any purpose other than as set forth in this Agreement.

     Nothing contained herein will in any way restrict or impair either party's (the "Using Party") right to use, disclose or otherwise deal with any Proprietary Information which:

     (a) at the time of disclosure is known to the public or thereafter becomes known to the public by publication or otherwise through no fault of the Using Party;

     (b) the Using Party can establish was in its possession prior to the time of the disclosure and was not obtained directly or indirectly from the other party;

     (c) is independently made available as a matter of right to the Using Party by a third party who is not thereby in violation of a confidential relationship with the other party;

     (d) is developed by the Using Party independently of the Proprietary Information received and the Using Party can establish such development; or

     (e) is information required to be disclosed by legal or regulatory process, provided that the Using Party timely informs the other party and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other party to intervene and contest or attempt to limit the disclosure.

     JMED shall obtain no right or license of any kind under the Lilly Proprietary Information except as set forth in this Agreement.

     8.3  Equitable Remedies.  (a)  If a party (the "Breaching
          ------------------
Party") breaches, or threatens to commit a breach of, any of the provisions of Sections 8.1 or 8.2 hereof (the "Restrictive Covenants"), the other party (the "Non-Breaching Party") shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Non-Breaching Party at law or in equity:
(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Non-Breaching Party and that money damages would not provide an adequate remedy to the Non-Breaching Party; (ii) the right and remedy to require the Breaching Party to account for and pay over to the Non-Breaching Party, all compensation, profits, monies, accruals, increments or other benefits derived or received by the Breaching Party and/or by any other Person as the result of, or in any way incident to any conduct or transactions constituting a breach of the Restrictive Covenants; and/or (iii) the right to cease paying royalties or other amounts due under this Agreement.
It is further agreed that the amount of any bond that the Non-Breaching Party may be required to post incident to any equitable relief sought hereunder shall not exceed $5,000 and that said amount shall be deemed reasonable and proper.

          (b) Lilly acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and temporal scope and in other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          (c)     If any court determines that any of the
Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

          (d) The Restrictive Covenants set forth herein shall survive the termination of this Agreement but only if terminated by Lilly pursuant to Section 7.2 hereof.

SECTION 9.  Failure to Supply Product.
---------   -------------------------

     9.1  Due to Force Majeure.  (a) For purposes of this Section
          --------------------
9.1:

          (i) "Prior Level" shall mean the quantity of Product sold by Lilly in the United States during the 365 days immediately preceding the date of this Agreement, as measured by the quantity of bulk methohexital (in kilograms) contained therein.

          (ii)    "Deal Year" shall mean the following:

                  Deal Year 1:     September 1, 1995 - August 31, 1996
                  Deal Year 2:     September 1, 1996 - August 31, 1997
                  Deal Year 3:     September 1, 1997 - August 31, 1998
                  Deal Year 4:     September 1, 1998 - August 31, 1999

          (iii) "Gross Margin" shall mean the then current net selling price at which the Product is made available to a JMED customer LESS: the then current purchase price at which JMED purchases the Product from Lilly under this Agreement.

          (iv)    "At Risk Amount" shall mean the following:

                  In Deal Year 1:  $7,000,000 LESS any amounts
                                   previously reimbursed to JMED
                                   in any Deal Year pursuant to
                                   the Formula (as hereinafter
                                   defined)

                  In Deal Year 2:  $5,250,000 LESS any amounts
                                   previously reimbursed to JMED
                                   in any Deal Year pursuant to
                                   the Formula

                  In Deal Year 3:  $3,500,000 LESS any amounts
                                   previously reimbursed to JMED
                                   in any Deal Year pursuant to
                                   the Formula

                  In Deal Year 4:  $1,750,000 LESS any amounts
                                   previously reimbursed to JMED
                                   in any Deal Year pursuant to
                                   the Formula

          (v) "Interrupted Period" shall mean the period of time during which Lilly is unable to supply Product due to Force
Majeure.

          (vi) "Measurement Period" shall mean the six (6) month period immediately preceding the Interrupted Period during which Product is supplied by Lilly to JMED pursuant to the provisions of this Agreement ( provided, however, that if the Interrupted Period occurs during Deal Year 1, the Measurement Period may include certain months prior to the date of this Agreement during which Lilly sold Product in the United States).

          (vii) "Historical Monthly Sales" shall mean the average monthly sales of Product in the United States by JMED (or by Lilly if the inability to supply Product occurs during Deal Year 1) during the Measurement Period.

     (b) In the event that during any of the first four (4) Deal Years (i) Lilly is unable, during any such Deal Year, to supply Product to JMED up to (but not to exceed) the Prior Level as a result of an event of Force Majeure (as defined in Section 10.14), and (ii) as a result of Lilly's inability to supply Product up to (but not to exceed) the Prior Level for such Deal Year, JMED is unable to supply its customers with Product, and (iii) JMED is otherwise in compliance with all of the material terms and conditions of this Agreement and the Licensing Agreement, then the "risk sharing" formula ("Formula") set forth in paragraph (c) below shall apply:

     (c)  (i)     If JMED is unable to supply Product to its
customers for thirty (30) days or less (the "Short Period"), then Lilly shall reimburse JMED an amount equal to 50% of JMED's lost Gross Margin (net of any proceeds of business interruption insurance received by JMED) as a result of JMED's inability during such Short Period to supply Product to its customers up to (but not to exceed) the Prior Level, as measured by bona fide written purchase orders for the Product submitted to JMED by such customers, such amount reimbursable by Lilly not to exceed the At Risk Amount for the Deal Year during which the Short Period occurs.

          (ii) If JMED is unable to supply Product to its customers for more than thirty (30) days, then Lilly shall reimburse JMED an amount equal to 50% of JMED's lost Gross Margin (net of any proceeds of business interruption insurance received by JMED) as a result of JMED's inability to supply Product to its customers during any part of one or more Deal Years as measured (A) in the first thirty (30) days as set forth above in subparagraph
(i), and (B) thereafter based upon the Historical Monthly Sales of Product multiplied by the number of months contained in the Interrupted Period, such amount reimbursable by Lilly not to exceed the At Risk Amount for each such Deal Year during which the Interrupted Period occurs.

          (iii) The reimbursable amounts payable by Lilly pursuant to this paragraph (c) shall be paid to JMED monthly during the Interrupted Period until all amounts payable hereunder have been paid.

          (iv)    The Formula shall never apply during any Deal
Year after Lilly has supplied to JMED in such Deal Year, Product equal to or greater than the Prior Level.

          (d) The parties hereto acknowledge that the Product is unique and that JMED is entering into this Agreement and the Licensing Agreement on the condition that Lilly will furnish Product to Lilly as set forth herein. As such, in the event that Lilly is unable for the reasons hereinabove described to supply Product to JMED as required by this Agreement, the parties have agreed to a reimbursement to JMED as hereinbefore set forth, in addition to all other rights and remedies available under this Agreement.

     9.2  Due to Default.  In the event that Lilly refuses or is
          --------------
unable or unwilling to supply Product to JMED as required under this Agreement due to reasons not constituting Force Majeure, then JMED shall be entitled to pursue all of its rights and remedies available under this Agreement, and in addition, during the period of such failure to supply Product, JMED may defer any payments due and owing by JMED to Lilly pursuant to this Agreement, or the Licensing Agreement until such time as Lilly resumes supplying Product to JMED as required in this Agreement..

SECTION 10.  Miscellaneous Provisions.
----------   ------------------------

     10.1 Successors and Assigns.  This Agreement shall be binding
          ----------------------
upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither
                                   -----------------
Lilly nor JMED may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent may be withheld in the other's sole discretion. Nothing set forth in this Section 10.1 shall prevent or restrict either JMED or Lilly from assigning its rights and obligations under this Agreement without the consent of the other (i) to its Affiliates (subject to the consent of the other which said consent shall not be unreasonably withheld), or (ii) incident to the sale of all or substantially all of its assets or stock, or (iii) incident to the merger or reorganization of said party. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liability hereunder.

     10.2 Notices.  All notices or other communications required or
          -------
permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (notices shall be deemed to have been given on the date received) as follows:

     If to Lilly, as follows:
          Eli Lilly and Company
          Lilly Corporate Center
          Indianapolis, Indiana 46285
          Attn: President, North American Pharmaceutical Operations

     With a copy to:

          Eli Lilly and Company
          Lilly Corporate Center
          Indianapolis, Indiana 46285
          Attn: General Counsel

     If to JMED, as follows:

          Jones Medical Industries, Inc.
          1945 Craig Road
          St. Louis, Missouri 63146
          Attn: President

     With a copy to:
          Edward A. Chod, Esq.
          Greensfelder, Hemker & Gale, P.C.
          1800 Equitable Building
          10 South Broadway
          St. Louis, Missouri 63102-1774

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 10.2 by any party hereto to the other party.

     10.3 Waiver; Remedies.  No delay on the part of Lilly or JMED
          ----------------
in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Lilly or JMED of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The indemnification provided for in
Section 6.2 of this Agreement shall be the sole remedy available for any Damages arising out of or in connection with this Agreement, except for any rights or remedies which the parties hereto may otherwise have in equity, in Section 7.7, in Section 8.3, in Section 9.1, in Section 9.2, or as otherwise specifically provided in this Agreement or the Licensing Agreement.

     10.4 Entire Agreement.  This Agreement (together with the
          ----------------
Licensing Agreement) and its appendices constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the parties relating thereto.

     10.5 Amendment.  This Agreement may be modified or amended
          ---------
only by written agreement of the parties hereto.

     10.6 Counterparts.  This Agreement may be executed in any
          ------------
number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

     10.7 Governing Law.  This Agreement shall be governed and
          -------------
construed in accordance with the laws of the State of Indiana excluding any choice of law rules which may direct the application of the law of another state.

     10.8 Captions.  All section titles or captions contained in
          --------
this Agreement and in any appendix referred to herein or annexed to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     10.9 No Third-Party Rights.  No provision of this Agreement
          ---------------------
shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a party to this Agreement.

     10.10 Construction.  This Agreement shall be deemed to have
           ------------
been drafted by both Lilly and JMED and shall not be construed against either party as the drafts person hereof.

     10.11 Appendices.  Each Appendix and other document attached
           ----------
hereto is incorporated by reference and made a part of this Agreement.

     10.12 No Joint Venture.  Nothing contained herein shall be
           ----------------
deemed to create any joint venture or partnership between the parties hereto, and, except as is expressly set forth herein, neither party shall have any right by virtue of this Agreement to bind the other party in any manner whatsoever.

     10.13 Severability.  If any provision of this Agreement is
           ------------
held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as a part of the document a provision that is legal, valid, and enforceable, and as similar in terms to such illegal, invalid or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the parties have bargained hereunder.

     10.14 Force Majeure.  (a)  If either party is prevented from
           -------------
complying, either totally or in part with any of the terms or provisions set forth herein, by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities (including, but not limited to, insufficient quotas), failure of suppliers (including, but not limited to, shortages in bulk material) or any other external or non-negligent internal cause or externally induced casualty beyond its reasonable control, whether similar to the foregoing contingencies or not, said party shall provide written notice of same to the other party. Said notice shall be provided within five

(5) working days of the occurrence of such event and shall identify the requirements of this Agreement or such of its obligations as may be affected, and to the extent so affected, said obligations shall be suspended during the period of such disability. If any raw materials, facility systems or capacity is used for both the Product and any other products or purposes (collectively, "Competing Products"), any necessary allocation shall be made as between Lilly's and its Affiliates' needs, JMED's needs and the needs of any other party to whom Lilly has firm contractual obligations on a pro rata basis based on the Competing Products' respective percentage contributions to the total gross amount invoiced by Lilly and its Affiliates to unrelated third parties for sales of the Competing Products in the twelve (12) months preceding the date of the event constituting force majeure. The party prevented from performing hereunder shall use reasonable efforts to remove such disability, and shall continue performance whenever such causes are removed.
The party so affected shall give to the other party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected party's nonperformance. When such circumstances as those contemplated herein arise, the parties shall discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

          (b)     If the period of any previous actual
nonperformance of Lilly because of Lilly force majeure conditions plus the anticipated future period of Lilly nonperformance because of such conditions will exceed an aggregate of one hundred eighty
(180) days within any twenty-four (24) month period, JMED may terminate this Agreement by notice to Lilly. The termination of this Agreement by JMED as set forth in this paragraph (b) shall not affect the license by Lilly to JMED of the Technology pursuant to
Section 2.8 of the Licensing Agreement, which said license shall remain in full force and effect. In addition, prior to such termination, at JMED's request, Lilly shall use reasonable efforts to assist JMED in obtaining any all rights, licenses, approvals and consents as may be necessary, as reasonably determined by JMED, in order to enable JMED to manufacture, or have manufactured for it, the Product in the United States. JMED shall reimburse Lilly for all of Lilly's reasonable costs in connection therewith.

          (c)     If the period of any previous actual
nonperformance of JMED because of JMED force majeure conditions plus the anticipated future period of JMED nonperformance because of such conditions will exceed an aggregate of one hundred eighty
(180) days within any twenty-four (24) month period, Lilly may terminate this Agreement by notice to JMED.

     10.15 Survival of Representations.  Each of the
           ---------------------------
representations and warranties made in this Agreement shall survive the execution hereof pursuant to the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JONES MEDICAL INDUSTRIES, INC.        ELI LILLY AND COMPANY


By: /s/ Michael T. Bramblett          By: /s/ Sidney Taurel
   -----------------------------         -----------------------------
Name: Michael T. Bramblett            Name: Sidney Taurel
     ---------------------------           ---------------------------
Title: Executive Vice President       Title: Executive Vice President
      --------------------------            --------------------------

                    SCHEDULES AND APPENDICES

                               TO

                     MANUFACTURING AGREEMENT


Schedules
---------

Schedule 2.1  -    Inventory


Appendices
----------

Appendix A    -    Manufacturing Requirements Document
Appendix B    -    Transition Plan
Appendix C    -    Certificate of Analysis